Exhibit 10.1

[ipCapital Group Letterhead]

January 30, 2012

Robert Dilworth
Chairman of the Board and Chief Executive Officer
GraphOn Corporation
5400 Soquel Avenue, Suite A2
Santa Cruz, CA 95062

RE:  Engagement Letter for IP Strategy Execution; ADDENDUM #3:  Invention Disclosures in Q1-Q2 2012

Dear Mr. Dilworth:

Under the engagement letter dated October 11, 2011 (the “Engagement Letter”) by and between ipCapital Group, Inc. (“ipCG”) and GraphOn Corporation (“GraphOn”), GraphOn engaged ipCG to perform a number of services to assist in the execution of its IP strategy. The details of the engagement are set forth in the above referenced Engagement Letter.

This letter (“Addendum #3”) sets forth the terms of a proposed additional service that ipCG will perform for GraphOn in the scope of the work described below.

SCOPE OF WORK

ipCG will use its ipInterview® and ipDisclosure® process to draft a minimum of fifteen (15) and a maximum of twenty (20) invention disclosures for high-priority inventions selected by GraphOn based on the results of ipCG-facilitated inventions sessions. The work will commence immediately and conclude at the end of June 2012.

The minimum commitment of 15 disclosures between now and June 2012 is required for ipCG to make resources available for timely execution of the work. The total number of disclosures is not to exceed 20 disclosures under ADDENDUM #3. Should GraphOn require more than 20 additional disclosures between now and June 2012, ipCG will assess the availability of resources required for the additional work, and if possible propose an expanded scope of work at the appropriate time.

ipCG and GraphOn will also work together to assess the need for additional invention disclosures in the second half of 2012, after the expiration of ADDENDUM #3. Based on recent discussions with GraphOn, we expect that up to 20 more disclosures may be required in the second half of the year, for a total of up to 40 in 2012.

The ipDisclosure® process produces written and graphical descriptions of an invention and its technical enablement necessary to facilitate the patent application process with a patent attorney and/or to provide documentation of a trade secret. ipCG will use its ipInterview® process to interview relevant GraphOn team members by phone or on-site in Concord, NH to collect the key information related to each invention. The ipInterview® process is structured and conducted in a standardized and comprehensive manner to facilitate the documentation of the technical information.

The fee is $5,000 per invention disclosure. The scope of each invention disclosure contemplated here includes 7-10 pages of text, plus 1-2 key figures that are described in the text. ipCG will communicate to GraphOn when specific invention disclosures require significantly more or less effort that the contemplated scope per disclosure. For example, if there were an instance where ipCG developed four invention disclosures for GraphOn, but with the equivalent effort of three 7-10 page disclosures (a “3X” effort), ipCG would communicate this result to GraphOn and charge a total of $15,000 for the four disclosures. In another example, if there were an instance where a single invention disclosure required the equivalent effort of two 7-10 page disclosures (a “2X” effort), ipCG would charge GraphOn $10,000 for the one disclosure.

Under the scope of this engagement, ipCG will perform the services below entitled “Professional Services and Fees” (hereinafter referred to as “Services”) in accordance with the following terms and conditions:

1. Timing & Delivery.   Work can begin upon acceptance of the terms in this letter. ipCG and GraphOn shall mutually agree upon a project schedule.

2. Compensation.            The maximum aggregate cash fee for the Service is $100,000 for twenty (20) invention disclosures (“Total Fee”). GraphOn agrees to pay ipCG $50,000 as a prepayment for the first ten (10) disclosures at the initiation of work. After the first ten (10) invention disclosures are completed, ipCG will invoice GraphOn $5,000 per each additional disclosure at initiation of work. GraphOn agrees to pay each invoice within ten (10) days from date of the invoice for Services, together with all reasonable ouit of pocket expenses estimated at 15% - 20% of fees.

All other terms and conditions are per the Engagement Letter.

Please confirm your agreement with the foregoing by signing a copy of this letter and returning it to ipCG. We are pleased to have this opportunity to be of service to you.

Very truly yours,
ipCapital Group, Inc.

By: /s/ Robert McDonald
Name; Robert McDonald
Title: President
Date: 02/08/2012

GraphOn agrees to, accepts, and acknowledges the foregoing terms and conditions pursuant to which ipCapital Group, Inc. will provide services to GraphOn.

By: /s/ Robert Dilworth
Name: Robert Dilworth
Title: CEO
Date: February 7, 2012